                                            Exhibit 99.1
                                            The Travelers Companies, Inc.
                            485 Lexington Avenue
                                            New York, NY 10017-2630
                                            www.travelers.com
NYSE: TRV

Travelers Reports Third Quarter 2021 Net Income per Diluted Share of $2.62
and Return on Equity of 9.2%

Third Quarter 2021 Core Income per Diluted Share of $2.60 and Core Return on Equity of 10.1%

•Third quarter net income of $662 million and core income of $655 million.
•Consolidated combined ratio of 98.6% and underlying combined ratio of 91.4%.
•Catastrophe losses of $501 million pre-tax compared to $397 million pre-tax in the prior year quarter.
•Record net written premiums of $8.324 billion, up 7% compared to the prior year quarter; growth in all three segments.
•Total capital returned to shareholders of $821 million, including $601 million of share repurchases.
•Book value per share of $115.74, up 5% from September 30, 2020; adjusted book value per share of $104.77, up 10% from September 30, 2020.
•Board of Directors declares regular quarterly cash dividend of $0.88 per share.

New York, October 19, 2021 — The Travelers Companies, Inc. today reported net income of $662 million, or $2.62 per diluted share, for the quarter ended September 30, 2021, compared to $827 million, or $3.23 per diluted share, in the prior year quarter. Core income in the current quarter was $655 million, or $2.60 per diluted share, compared to $798 million, or $3.12 per diluted share, in the prior year quarter. Core income decreased primarily due to net unfavorable prior year reserve development compared to net favorable prior year reserve development in the prior year quarter and higher catastrophe losses, partially offset by higher net investment income and a higher underlying underwriting gain (i.e., excluding net prior year reserve development and catastrophe losses). Net favorable prior year reserve development in the prior year quarter included a $403 million pre-tax ($318 million after-tax) subrogation benefit from Pacific Gas and Electric Company (PG&E) related to the 2017 and 2018 California wildfires. Net realized investment gains in the current quarter were $8 million pre-tax ($7 million after-tax), compared to $37 million pre-tax ($29 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change		2021	2020	Change
Net written premiums	$8,324	$7,771	7%		$23,964	$22,463	7%

Total revenues	$8,805	$8,275	6		$25,805	$23,584	9
Net income	$662	$827	(20)		$2,329	$1,387	68
per diluted share	$2.62	$3.23	(19)		$9.16	$5.41	69
Core income	$655	$798	(18)		$2,233	$1,424	57
per diluted share	$2.60	$3.12	(17)		$8.78	$5.56	58
Diluted weighted average shares outstanding	250.1	254.3	(2)		252.4	254.5	(1)
Combined ratio	98.6%	94.9%	3.7	pts	96.8%	97.9%	(1.1)	pts
Underlying combined ratio	91.4%	91.5%	(0.1)	pts	90.8%	91.4%	(0.6)	pts
Return on equity	9.2%	12.1%	(2.9)	pts	10.8%	7.0%	3.8	pts
Core return on equity	10.1%	13.5%	(3.4)	pts	11.6%	8.1%	3.5	pts

	As of			Change From
	September 30, 2021	December 31, 2020	September 30, 2020	December 31, 2020	September 30, 2020
Book value per share	$115.74	$115.68	$109.94	—%	5%
Adjusted book value per share	104.77	99.54	94.89	5%	10%
See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are very pleased to report excellent underlying underwriting and investment results, contributing to third quarter core income of $655 million, or $2.60 per diluted share, and core return on equity of 10.1%, a strong result despite significant catastrophe losses in the quarter,” said Alan Schnitzer, Chairman and Chief Executive Officer. “Higher underlying underwriting income compared to the prior year was driven by record net earned premiums of $7.8 billion and a strong underlying combined ratio of 91.4%. Our high-quality investment portfolio generated net investment income of $645 million after-tax, reflecting reliable performance in our fixed income portfolio and very strong returns in our non-fixed income portfolio. These results, together with our strong balance sheet, enabled us to return $821 million of excess capital to shareholders this quarter, including $601 million of share repurchases.

“For the quarter, net written premiums grew 7% to a record $8.3 billion, with each of our three segments contributing. In Business Insurance, net written premiums grew by 5%, with renewal premium change of 9.9% near an all-time high, driven by continued strong renewal rate change and higher exposure growth. At the same time, retention was higher, reflecting stability in the pricing environment. In Bond & Specialty Insurance, net written premiums increased by 19%, driven by record renewal premium change of 13.6% and continued strong retention in our management liability business and terrific production in our surety business. In Personal Insurance, net written premiums increased by 7%. Policies in force in both Auto and Homeowners increased to record levels, driven by continued strong retention and growth in new business.

“Our strong top and bottom line results this quarter and year to date reflect the continued successful execution of our innovation strategy to develop and deploy capabilities designed to position Travelers for growth at attractive returns. Our below-market-share losses from Hurricane Ida, for example, benefited from investments in all three of our innovation priorities: extending our lead in risk expertise, providing great experiences to our customers and optimizing productivity and efficiency. We continue to make investments consistent with those priorities in everything from talent to technology. With our significant and hard to replicate competitive advantages and the best team in the industry, we are well positioned to continue to deliver meaningful shareholder value over time.”

Consolidated Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2021		2020		Change		2021		2020		Change
Underwriting gain:	$75		$339		$(264)		$616		$347		$269
Underwriting gain includes:
Net favorable (unfavorable) prior year reserve development	(56)		142		(198)		443		171		272
Catastrophes, net of reinsurance	(501)		(397)		(104)		(1,811)		(1,584)		(227)
Net investment income	771		671		100		2,290		1,550		740
Other income (expense), including interest expense	(68)		(61)		(7)		(211)		(228)		17
Core income before income taxes	778		949		(171)		2,695		1,669		1,026
Income tax expense	123		151		(28)		462		245		217
Core income	655		798		(143)		2,233		1,424		809
Net realized investment gains (losses) after income taxes	7		29		(22)		88		(37)		125
Impact of changes in tax laws and/or tax rates (1)	—		—		—		8		—		8
Net income	$662		$827		$(165)		$2,329		$1,387		$942

Combined ratio	98.6%		94.9%		3.7	pts	96.8%		97.9%		(1.1)	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	0.8	pts	(1.9)	pts	2.7	pts	(1.9)	pts	(0.8)	pts	(1.1)	pts
Catastrophes, net of reinsurance	6.4	pts	5.3	pts	1.1	pts	7.9	pts	7.3	pts	0.6	pts
Underlying combined ratio	91.4%		91.5%		(0.1)	pts	90.8%		91.4%		(0.6)	pts

Net written premiums
Business Insurance	$4,021		$3,833		5%		$12,126		$11,800		3%
Bond & Specialty Insurance	894		754		19		2,471		2,151		15
Personal Insurance	3,409		3,184		7		9,367		8,512		10
Total	$8,324		$7,771		7%		$23,964		$22,463		7%
 (1) Impact is recognized in the accounting period in which the change is enacted

Third Quarter 2021 Results
(All comparisons vs. third quarter 2020, unless noted otherwise)

Net income of $662 million decreased $165 million due to lower core income and lower net realized investment gains. Core income of $655 million decreased $143 million primarily due to net unfavorable prior year reserve development compared to net favorable prior year reserve development in the prior year quarter and higher catastrophe losses, partially offset by higher net investment income and a higher underlying underwriting gain. The underlying underwriting gain benefited from higher business volumes. Catastrophe and non-catastrophe weather-related losses in the third quarter of 2021 were reduced by $95 million of recoveries available under the Company's 2021 Underlying Property Aggregate Catastrophe Excess-of-Loss Reinsurance Treaty. Catastrophe and non-catastrophe weather-related losses in the third quarter of 2020 were reduced by $280 million of recoveries available under the Company's 2020 Underlying Property Aggregate Catastrophe Excess-of-Loss Reinsurance Treaty. Net realized investment gains were $8 million pre-tax ($7 million after-tax) compared to $37 million pre-tax ($29 million after-tax) in the prior year quarter.

Combined ratio:

•The combined ratio of 98.6% increased 3.7 points due to net unfavorable prior year reserve development compared to net favorable prior year reserve development in the prior year quarter (2.7 points) and higher catastrophe losses (1.1 points), partially offset by a lower underlying combined ratio (0.1 points).

•The underlying combined ratio of 91.4% improved 0.1 points. See below for further details by segment.

•Net unfavorable prior year reserve development in Business Insurance was partially offset by net favorable prior year reserve development in Personal Insurance and Bond & Specialty Insurance. Net prior year reserve development in the third quarter of 2021 included a $225 million increase to asbestos reserves, compared to a $295 million increase in the prior year quarter. Net favorable prior year reserve development in the prior year quarter also included a $403 million subrogation benefit from PG&E related to the 2017 and 2018 California wildfires. See below for further details by segment.

•Catastrophe losses primarily resulted from Hurricane Ida and severe storms in several regions of the United States.

Net investment income of $771 million pre-tax ($645 million after-tax) increased 15%. Income from the non-fixed income investment portfolio increased over the prior year quarter, primarily due to higher private equity partnership returns. Non-fixed income returns are generally reported on a one-quarter lagged basis and directionally follow the broader equity markets. Income from the fixed income investment portfolio decreased slightly from the prior year quarter, primarily due to lower interest rates, partially offset by a higher average level of fixed maturity investments.

Net written premiums of $8.324 billion increased 7%. See below for further details by segment.

Year-to-Date 2021 Results
(All comparisons vs. year-to-date 2020, unless noted otherwise)

Net income of $2.329 billion increased $942 million due to higher core income and net realized investment gains in the current period compared to net realized investment losses in the prior year period. Core income of $2.233 billion increased by $809 million primarily due to higher net investment income, higher net favorable prior year reserve development and a higher underlying underwriting gain, partially offset by higher catastrophe losses (net of recoveries under the property aggregate catastrophe reinsurance treaties discussed above). The underlying underwriting gain benefited from higher business volumes. Net realized investment gains were $113 million pre-tax ($88 million after-tax) compared to net realized investment losses of $48 million pre-tax ($37 million after-tax) in the prior year period.

Combined ratio:

•The combined ratio of 96.8% improved 1.1 points due to higher net favorable prior year reserve development (1.1 points) and a lower underlying combined ratio (0.6 points), partially offset by higher catastrophe losses (0.6 points).

•The underlying combined ratio of 90.8% improved 0.6 points. See below for further details by segment.

•Net favorable prior year reserve development occurred in all segments. See below for further details by segment.

•Catastrophe losses included the third quarter events described above, as well as winter storms and severe wind and hail storms in several regions of the United States in the first six months of 2021.
Net investment income of $2.290 billion pre-tax ($1.917 billion after-tax) increased 48%. Income from the non-fixed income investment portfolio increased over the prior year period, primarily due to higher private equity partnership returns. Income from the fixed income investment portfolio decreased slightly from the prior year period, primarily due to lower interest rates, partially offset by a higher average level of fixed maturity investments.

Net written premiums of $23.964 billion increased 7%. See below for further details by segment.

Shareholders’ Equity

Shareholders’ equity of $28.474 billion decreased 2% from year-end 2020, primarily due to lower net unrealized investment gains resulting from higher interest rates and common share repurchases and dividends to shareholders, partially offset by net income of $2.329 billion. Net unrealized investment gains included in shareholders’ equity were $3.426 billion pre-tax ($2.699 billion after-tax) compared to $5.175 billion pre-tax ($4.074 billion after-tax) at year-end 2020. Book value per share of $115.74 increased 5% from September 30, 2020 and was comparable to year-end 2020. Adjusted book value per share of $104.77, which excludes net unrealized investment gains, increased 10% from September 30, 2020 and increased 5% from year-end 2020.

The Company repurchased 3.8 million shares during the third quarter at an average price of $155.56 per share for a total of $601 million. At the end of the quarter, statutory capital and surplus was $22.987 billion, and the ratio of debt-to-capital was 20.4%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains included in shareholders’ equity was 22.0%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a regular quarterly dividend of $0.88 per share. The dividend is payable on December 31, 2021 to shareholders of record at the close of business on December 10, 2021.

Business Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2021		2020		Change		2021		2020		Change
Underwriting income (loss):	$88		$(100)		$188		$117		$(472)		$589
Underwriting income (loss) includes:
Net favorable (unfavorable) prior year reserve development	(108)		(220)		112		99		(215)		314
Catastrophes, net of reinsurance	(181)		(97)		(84)		(836)		(669)		(167)
Net investment income	575		498		77		1,713		1,131		582
Other income (expense)	1		6		(5)		(14)		(16)		2
Segment income before income taxes	664		404		260		1,816		643		1,173
Income tax expense	106		39		67		298		47		251
Segment income	$558		$365		$193		$1,518		$596		$922

Combined ratio	97.5%		102.3%		(4.8)	pts	98.7%		103.8%		(5.1)	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	2.7	pts	5.8	pts	(3.1)	pts	(0.9)	pts	1.9	pts	(2.8)	pts
Catastrophes, net of reinsurance	4.6	pts	2.5	pts	2.1	pts	7.2	pts	5.8	pts	1.4	pts
Underlying combined ratio	90.2%		94.0%		(3.8)	pts	92.4%		96.1%		(3.7)	pts

Net written premiums by market
Domestic
Select Accounts	$685		$658		4%		$2,140		$2,191		(2)%
Middle Market	2,252		2,131		6		6,723		6,499		3
National Accounts	228		239		(5)		731		755		(3)
National Property and Other	638		602		6		1,730		1,615		7
Total Domestic	3,803		3,630		5		11,324		11,060		2
International	218		203		7		802		740		8
Total	$4,021		$3,833		5%		$12,126		$11,800		3%

Third Quarter 2021 Results
(All comparisons vs. third quarter 2020, unless noted otherwise)

Segment income for Business Insurance was $558 million after-tax, an increase of $193 million. Segment income increased primarily due to a higher underlying underwriting gain, lower net unfavorable prior year reserve development and higher net investment income, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 97.5% improved 4.8 points due to a lower underlying combined ratio (3.8 points) and lower net unfavorable prior year reserve development (3.1 points), partially offset by higher catastrophe losses (2.1 points).

•The underlying combined ratio of 90.2% improved by 3.8 points, primarily reflecting earned pricing that exceeded loss cost trends, a favorable impact associated with the pandemic and a lower level of property losses.

•Net unfavorable prior year reserve development was primarily driven by an increase in asbestos reserves of $225 million, partially offset by better than expected loss experience in domestic operations in the workers' compensation product line for multiple accident years. Net unfavorable prior year reserve development in the prior year quarter included an increase in asbestos reserves of $295 million, which was partially offset by $81 million of recoveries from the PG&E subrogation described above.

Net written premiums of $4.021 billion increased 5%, reflecting strong renewal premium change and retention.

Year-to-Date 2021 Results
(All comparisons vs. year-to-date 2020, unless noted otherwise)

Segment income for Business Insurance was $1.518 billion after-tax, an increase of $922 million. Segment income increased primarily due to higher net investment income, a higher underlying underwriting gain and net favorable prior year reserve development compared to net unfavorable prior year reserve development in the prior year period, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 98.7% improved 5.1 points due to a lower underlying combined ratio (3.7 points) and net favorable prior year reserve development compared to net unfavorable prior year reserve development in the prior year period (2.8 points), partially offset by higher catastrophe losses (1.4 points).
•The underlying combined ratio of 92.4% improved 3.7 points, primarily reflecting earned pricing that exceeded loss cost trends and a favorable impact associated with the pandemic.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in domestic operations in the workers' compensation product line for multiple accident years and in the commercial automobile and commercial property product lines for recent accident years and better than expected loss experience in the segment's international operations, partially offset by an increase in asbestos reserves of $225 million, an increase in other reserves related to run-off operations and an increase to environmental reserves. Net unfavorable prior year reserve development in the prior year period included an increase in asbestos reserves of $295 million, which was partially offset by $81 million of recoveries from the PG&E subrogation described above.

Net written premiums of $12.126 billion increased 3%. The benefits of continued strong retention and higher renewal rate change were partially offset by lower net written premiums in the workers' compensation product line due to the impact of the pandemic on payrolls.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2021		2020		Change		2021		2020		Change
Underwriting gain:	$150		$76		$74		$422		$208		$214
Underwriting gain includes:
Net favorable (unfavorable) prior year reserve development	22		—		22		81		(33)		114
Catastrophes, net of reinsurance	(3)		(2)		(1)		(30)		(10)		(20)
Net investment income	63		58		5		186		155		31
Other income	4		5		(1)		13		13		—
Segment income before income taxes	217		139		78		621		376		245
Income tax expense	43		24		19		123		67		56
Segment income	$174		$115		$59		$498		$309		$189

Combined ratio	81.1%		89.3%		(8.2)	pts	81.4%		89.7%		(8.3)	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	(2.6)	pts	—	pts	(2.6)	pts	(3.5)	pts	1.5	pts	(5.0)	pts
Catastrophes, net of reinsurance	0.3	pts	0.3	pts	—	pts	1.3	pts	0.5	pts	0.8	pts
Underlying combined ratio	83.4%		89.0%		(5.6)	pts	83.6%		87.7%		(4.1)	pts

Net written premiums
Domestic
Management Liability	$532		$467		14%		$1,473		$1,306		13%
Surety	241		208		16		673		643		5
Total Domestic	773		675		15		2,146		1,949		10
International	121		79		53		325		202		61
Total	$894		$754		19%		$2,471		$2,151		15%

Third Quarter 2021 Results
(All comparisons vs. third quarter 2020, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $174 million after-tax, an increase of $59 million. Segment income increased primarily due to a higher underlying underwriting gain and net favorable prior year reserve development in the current quarter compared with no net prior year reserve development in the prior year quarter. The underlying underwriting gain benefited from higher business volumes.
Combined ratio:

•The combined ratio of 81.1% improved 8.2 points due to a lower underlying combined ratio (5.6 points) and net favorable prior year reserve development in the current quarter compared to no net prior year reserve development in the prior year quarter (2.6 points).

•The underlying combined ratio of 83.4% improved 5.6 points, primarily reflecting a lower level of losses related to the pandemic, earned pricing that exceeded loss cost trends and a lower expense ratio.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the segment's domestic operations in the fidelity and surety product lines for recent accident years.

Net written premiums of $894 million increased 19%, reflecting strong retention and renewal premium change in management liability and strong production in surety.

Year-to-Date 2021 Results
(All comparisons vs. year-to-date 2020, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $498 million after-tax, an increase of $189 million. Segment income increased primarily due to a higher underlying underwriting gain, net favorable prior year reserve development in the current year compared to net unfavorable prior year reserve development in the prior year period and higher net investment income, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 81.4% improved 8.3 points due to net favorable prior year reserve development in the current year compared to net unfavorable prior year reserve development in the prior year period (5.0 points) and a lower underlying combined ratio (4.1 points), partially offset by higher catastrophe losses (0.8 points).

•The underlying combined ratio of 83.6% improved 4.1 points, primarily reflecting earned pricing that exceeded loss cost trends, a lower level of losses associated with the pandemic and a lower expense ratio.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the segment's domestic operations in the fidelity and surety product lines for recent accident years, partially offset by higher than expected loss experience in the general liability product line for management liability coverages for multiple accident years.

Net written premiums of $2.471 billion increased 15%, driven by the same factors described above for the third quarter of 2021.

Personal Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2021		2020		Change		2021		2020		Change
Underwriting gain (loss):	$(163)		$363		$(526)		$77		$611		$(534)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	30		362		(332)		263		419		(156)
Catastrophes, net of reinsurance	(317)		(298)		(19)		(945)		(905)		(40)
Net investment income	133		115		18		391		264		127
Other income	22		21		1		64		53		11
Segment income (loss) before income taxes	(8)		499		(507)		532		928		(396)
Income tax expense (benefit)	(6)		107		(113)		99		190		(91)
Segment income (loss)	$(2)		$392		$(394)		$433		$738		$(305)

Combined ratio	104.6%		86.4%		18.2	pts	98.3%		91.7%		6.6	pts
Impact on combined ratio
Net favorable prior year reserve development	(1.0)	pts	(12.8)	pts	11.8	pts	(3.0)	pts	(5.2)	pts	2.2	pts
Catastrophes, net of reinsurance	10.4	pts	10.5	pts	(0.1)	pts	10.6	pts	11.3	pts	(0.7)	pts
Underlying combined ratio	95.2%		88.7%		6.5	pts	90.7%		85.6%		5.1	pts

Net written premiums
Domestic
Automobile	$1,529		$1,484		3%		$4,371		$4,021		9%
Homeowners and Other	1,698		1,524		11		4,476		3,999		12
Total Domestic	3,227		3,008		7		8,847		8,020		10
International	182		176		3		520		492		6
Total	$3,409		$3,184		7%		$9,367		$8,512		10%

Third Quarter 2021 Results
(All comparisons vs. third quarter 2020, unless noted otherwise)

Segment loss for Personal Insurance was $2 million after-tax, compared with segment income of $392 million after-tax in the prior year quarter. The difference was primarily due to lower net favorable prior year reserve development and a lower underlying underwriting gain. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 104.6% increased 18.2 points due to lower net favorable prior year reserve development (11.8 points) and a higher underlying combined ratio (6.5 points), partially offset by a smaller impact from catastrophe losses (0.1 points).

•The underlying combined ratio of 95.2% increased 6.5 points, primarily driven by higher losses in the automobile product line due to a comparison to a low level of loss activity in the prior year quarter as a result of the pandemic, partially offset by lower losses in the homeowners and other product line due to a comparison to a high level of loss activity in the prior year quarter.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the segment's domestic operations in the homeowners and other product line for recent accident years. Net favorable prior year reserve development in the prior year quarter included $322 million of recoveries from the PG&E subrogation described above.

Net written premiums of $3.409 billion increased 7%. Domestic Automobile net written premiums increased 3%, driven by strong retention and higher levels of new business. Domestic Homeowners and Other net written premiums increased 11%, driven by strong retention, renewal premium change of 8.8% and higher levels of new business.

Year-to-Date 2021 Results
(All comparisons vs. year-to-date 2020, unless noted otherwise)

Segment income for Personal Insurance was $433 million after-tax, a decrease of $305 million. Segment income decreased primarily due to a lower underlying underwriting gain and lower net favorable prior year reserve development, partially offset by higher net investment income. The underlying underwriting gain benefited from higher business volumes.
Combined ratio:

•The combined ratio of 98.3% increased 6.6 points due to a higher underlying combined ratio (5.1 points) and lower net favorable prior year reserve development (2.2 points), partially offset by a smaller impact from catastrophe losses (0.7 points).

•The underlying combined ratio of 90.7% increased 5.1 points, primarily driven by higher losses in the automobile product line due to a comparison to a low level of loss activity (net of premium refunds) in the prior year period as a result of the pandemic and higher losses in the homeowners and other product line.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the segment's domestic operations in both the homeowners and other and automobile product lines for recent accident years. Net favorable prior year reserve development in the prior year period included $322 million of recoveries from the PG&E subrogation described above.

Net written premiums of $9.367 billion increased 10%. Excluding premium refunds provided to personal automobile customers primarily in the second quarter of 2020, net written premiums increased 7%. Domestic Automobile net written premiums increased 9%. Excluding the impact of the premium refunds, Domestic Automobile net written premiums increased 3%, driven by strong retention and higher levels of new business. Domestic Homeowners and Other net written premiums increased 12%, driven by strong retention, renewal premium change of 8.2% and higher levels of new business.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, October 19, 2021. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1.844.895.1976 within the United States and 1.647.689.5389 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, replays will be available via webcast for one year at http://investor.travelers.com and by telephone for 30 days by dialing 1.800.585.8367 within the United States or 1.416.621.4642 outside the United States. All callers should use conference ID 1999992.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $32 billion in 2020. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance and insurance-related services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance provides surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers in the United States and certain specialty insurance products in Canada, the United Kingdom and the Republic of Ireland, as well as Brazil through a joint venture, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.
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Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•the Company’s outlook, the impact of trends on its business and its future results of operations and financial condition;
•the impact of COVID-19 and related economic conditions;
•the impact of legislative or regulatory actions or court decisions taken in response to COVID-19 or otherwise;
•share repurchase plans;
•the sufficiency of the Company’s asbestos and other reserves;
•the impact of emerging claims issues as well as other insurance and non-insurance litigation;
•catastrophe losses;
•the impact of investment, economic and underwriting market conditions, including inflation;
•strategic and operational initiatives to improve profitability and competitiveness;
•the Company’s competitive advantages and innovation agenda;
•new product offerings; and
•the impact of developments in the tort environment.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

Insurance-Related Risks

•high levels of catastrophe losses;
•actual claims may exceed the Company’s claims and claim adjustment expense reserves, or the estimated level of claims and claim adjustment expense reserves may increase, including as a result of, among other things, changes in the legal/tort, regulatory and economic environments;
•the Company’s potential exposure to asbestos and environmental claims and related litigation;
•the Company is exposed to, and may face adverse developments involving, mass tort claims; and
•the effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative changes that take place after the Company issues its policies can result in an unexpected increase in the number of claims.

Financial, Economic and Credit Risks

•a period of financial market disruption or an economic downturn;
•the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;
•the Company is exposed to credit risk related to reinsurance and structured settlements, and reinsurance coverage may not be available to the Company;
•the Company is exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties;
•a downgrade in the Company’s claims-paying and financial strength ratings; and
•the Company’s insurance subsidiaries may be unable to pay dividends to the Company’s holding company in sufficient amounts.

Business and Operational Risks

•the impact of COVID-19 and related risks, including with respect to revenues, claims and claim adjustment expenses, general and administrative expenses, investments, inflation, adverse legislative and/or regulatory action, operational disruptions and heightened cyber security risks and foreign currency exchange rate changes;
•the intense competition that the Company faces, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates;
•disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape;
•the Company’s efforts to develop new products, expand in targeted markets, improve business processes and workflows or make acquisitions may not be successful and may create enhanced risks;
•the Company's pricing and capital models may provide materially different indications than actual results;
•loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products; and
•the Company is subject to additional risks associated with its business outside the United States.

Technology and Intellectual Property Risks

•as a result of cyber attacks or otherwise, the Company may experience difficulties with technology, data and network security or outsourcing relationships;
•the Company’s dependence on effective information technology systems and on continuing to develop and implement improvements in technology; and
•the Company may be unable to protect and enforce its own intellectual property or may be subject to claims for infringing the intellectual property of others.

Regulatory and Compliance Risks

•changes in regulation, including higher tax rates; and
•the Company's compliance controls may not be effective.

In addition, the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions, changes in tax laws and other factors, including the ongoing level of uncertainty related to COVID-19.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on October 19, 2021, and in our most recent annual report on Form 10-K filed with the SEC on February 11, 2021, in each case as updated by our periodic filings with the SEC.

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GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2021	2020	2021	2020
Net income	$662	$827	$2,329	$1,387
Less: Net realized investment (gains) losses	(7)	(29)	(88)	37
Impact of changes in tax laws and/or tax rates (1)	—	—	(8)	—
Core income	$655	$798	$2,233	$1,424
(1) Impact is recognized in the accounting period in which the change is enacted

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, pre-tax)	2021	2020	2021	2020
Net income	$786	$986	$2,808	$1,621
Less: Net realized investment (gains) losses	(8)	(37)	(113)	48
Core income	$778	$949	$2,695	$1,669

	Twelve Months Ended December 31,
($ in millions, after-tax)	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Net income	$2,697	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(439)
Income from continuing operations	2,697	2,622	2,523	2,056	3,014	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Adjustments:
Net realized investment (gains) losses	(11)	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	—	129	—	—	—	—	—	—	—	—	—	—	—	—
Core income	2,686	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Less: Preferred dividends	—	—	—	—	—	—	—	—	—	1	3	3	4	4	5	6
Core income, less preferred dividends	$2,686	$2,537	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
(1) Impact is recognized in the accounting period in which the change is enacted
(2) Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Basic and Diluted Basis

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Basic income per share
Net income	$2.65	$3.24	$9.24	$5.44
Adjustments:
Net realized investment (gains) losses, after-tax	(0.02)	(0.11)	(0.35)	0.14
Impact of changes in tax laws and/or tax rates (1)	—	—	(0.03)	—
Core income	$2.63	$3.13	$8.86	$5.58
Diluted income per share
Net income	$2.62	$3.23	$9.16	$5.41
Adjustments:
Net realized investment (gains) losses, after-tax	(0.02)	(0.11)	(0.35)	0.15
Impact of changes in tax laws and/or tax rates (1)	—	—	(0.03)	—
Core income	$2.60	$3.12	$8.78	$5.56

(1) Impact is recognized in the accounting period in which the change is enacted

Reconciliation of Segment Income (Loss) to Total Core Income

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2021	2020	2021	2020
Business Insurance	$558	$365	$1,518	$596
Bond & Specialty Insurance	174	115	498	309
Personal Insurance	(2)	392	433	738
Total segment income	730	872	2,449	1,643
Interest Expense and Other	(75)	(74)	(216)	(219)
Total core income	$655	$798	$2,233	$1,424

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of September 30,
($ in millions)	2021	2020
Shareholders’ equity	$28,474	$27,849
Adjustments:
Net unrealized investment gains, net of tax, included in shareholders’ equity	(2,699)	(3,812)
Net realized investment (gains) losses, net of tax	(88)	37
Impact of changes in tax laws and/or tax rates (1)	(8)	—
Adjusted shareholders’ equity	$25,679	$24,074
(1) Impact is recognized in the accounting period in which the change is enacted

	As of December 31,
($ in millions)	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Shareholders’ equity	$29,201	$25,943	$22,894	$23,731	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	(4,074)	(2,246)	113	(1,112)	(730)	(1,289)	(1,966)	(1,322)	(3,103)	(2,871)	(1,859)	(1,856)	146	(620)	(453)	(327)
Net realized investment (gains) losses, net of tax	(11)	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	—	287	—	—	—	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	—	—	—	(68)	(79)	(89)	(112)	(129)	(153)
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	439
Adjusted shareholders’ equity	$25,116	$23,612	$22,914	$22,764	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227
(1) Impact is recognized in the accounting period in which the change is enacted
(2) Tax Cuts and Jobs Act of 2017 (TCJA)

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2021	2020	2021	2020
Annualized net income	$2,645	$3,309	$3,105	$1,850
Average shareholders’ equity	28,815	27,396	28,754	26,348
Return on equity	9.2%	12.1%	10.8%	7.0%
Annualized core income	$2,620	$3,193	$2,977	$1,899
Adjusted average shareholders’ equity	25,842	23,652	25,590	23,534
Core return on equity	10.1%	13.5%	11.6%	8.1%

	Twelve Months Ended December 31,
($ in millions)	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Core income, less preferred dividends	$2,686	$2,537	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Adjusted average shareholders’ equity	23,790	23,335	22,814	22,743	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Core return on equity	11.3%	10.9%	10.7%	9.0%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2021 ranges from $20 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax except as noted)	2021	2020	2021	2020
Pre-tax underwriting gain excluding the impact of catastrophes and net prior year loss reserve development	$632	$594	$1,984	$1,760
Pre-tax impact of catastrophes	(501)	(397)	(1,811)	(1,584)
Pre-tax impact of net favorable (unfavorable) prior year loss reserve development	(56)	142	443	171
Pre-tax underwriting gain	75	339	616	347
Income tax expense on underwriting results	7	58	129	78
Underwriting gain	68	281	487	269
Net investment income	645	566	1,917	1,336
Other income (expense), including interest expense	(58)	(49)	(171)	(181)
Core income	655	798	2,233	1,424
Net realized investment gains (losses)	7	29	88	(37)
Impact of changes in tax laws and/or tax rates (1)	—	—	8	—
Net income	$662	$827	$2,329	$1,387
(1) Impact is recognized in the accounting period in which the change is enacted

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, pre-tax)	2021	2020	2021	2020
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$5,464	$4,886	$15,479	$14,782
Less:
Policyholder dividends	10	11	31	31
Allocated fee income	36	35	113	120
Loss ratio numerator	$5,418	$4,840	$15,335	$14,631
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,281	$1,207	$3,742	$3,558
General and administrative expenses (G&A)	1,187	1,109	3,524	3,367
Less:
Non-insurance G&A	81	60	228	167
Allocated fee income	61	66	189	203
Billing and policy fees and other	27	24	81	69
Expense ratio numerator	$2,299	$2,166	$6,768	$6,486
Earned premium	$7,829	$7,380	$22,831	$21,564
Combined ratio (1)
Loss and loss adjustment expense ratio	69.2%	65.6%	67.2%	67.8%
Underwriting expense ratio	29.4%	29.3%	29.6%	30.1%
Combined ratio	98.6%	94.9%	96.8%	97.9%
(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. These allocations are to conform the calculation of the combined ratio with statutory accounting. Additionally, general and administrative expenses include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains, Net of Tax

	As of
($ in millions, except per share amounts)	September 30, 2021	December 31, 2020	September 30, 2020
Shareholders’ equity	$28,474	$29,201	$27,849
Less: Net unrealized investment gains, net of tax, included in shareholders’ equity	2,699	4,074	3,812
Shareholders’ equity, excluding net unrealized investment gains, net of tax, included in shareholders’ equity	25,775	25,127	24,037
Less:
Goodwill	4,005	3,976	3,945
Other intangible assets	309	317	318
Impact of deferred tax on other intangible assets	(63)	(59)	(55)
Tangible shareholders’ equity	$21,524	$20,893	$19,829
Common shares outstanding	246.0	252.4	253.3
Book value per share	$115.74	$115.68	$109.94
Adjusted book value per share	104.77	99.54	94.89
Tangible book value per share	87.49	82.77	78.28

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS, NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	September 30, 2021	December 31, 2020
Debt	$7,290	$6,550
Shareholders’ equity	28,474	29,201
Total capitalization	35,764	35,751
Less: Net unrealized investment gains, net of tax, included in shareholders’ equity	2,699	4,074
Total capitalization excluding net unrealized gain on investments, net of tax, included in shareholders’ equity	$33,065	$31,677
Debt-to-capital ratio	20.4%	18.3%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax, included in shareholders’ equity	22.0%	20.7%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis. For each of the segments, production statistics referred to herein are domestic only unless otherwise indicated.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 11, 2021, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825